Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR
SECOND QUARTER 2022 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Thursday, August 11, 2022) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announces operational and financial results for the three months ended June 30, 2022 and declares a quarterly cash dividend of $0.24 per common share.

Q2 2022 Financial Highlights

•Net earnings of $2.5 million, or $0.56 per diluted common share, on revenues of $992.1 million for the second quarter of 2022, compared to net earnings of $4.7 million, or $1.10 per diluted common share, on revenues of $486.7 million for the second quarter of 2021.

•Net cash used in operating activities was $30.1 million, versus net cash generated by operating activities of $29.1 million for the second quarter of 2021. The decrease was primarily driven by an increase in the market price of crude oil and an increase in crude oil inventory and changes in working capital.

•Adjusted net earnings of $3.1 million, or $0.69 per diluted common share, compared to adjusted net earnings of $1.9 million, or $0.44 per diluted common share, for the second quarter of 2021.

•Adjusted cash flow of $9.0 million versus $7.4 million for the second quarter of 2021.

Adjusted net earnings (losses), adjusted earnings (losses) per diluted common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables later in this release.

Additional Q2 2022 Highlights

•Cash and cash equivalents position was $67.7 million at June 30, 2022, versus $97.8 million at December 31, 2021, primarily due to an increase in crude oil inventory barrels, due in part to timing of customer deliveries, together with an increase in crude oil prices.

•Enhanced financial liquidity of $102.0 million at June 30, 2022, including cash and cash equivalents and $34.3 million available under the Company’s $40.0 million Credit Agreement.

•Adam’s crude oil marketing subsidiary, GulfMark Energy, Inc. (“GulfMark”), marketed 94,876 barrels per day (“bpd”) of crude oil, compared to 89,585 bpd during the second quarter of 2021 and 90,385 bpd during the first quarter of 2022. GulfMark held 573,036 barrels of crude oil inventory at June 30, 2022, compared to 259,489 barrels at December 31, 2021.

•The collective fleet of Service Transport Company (“Service Transport”), Adams’ liquid chemicals, pressurized gases, asphalt and dry bulk transportation subsidiary, traveled 6.86 million miles versus 7.25 million miles during the second quarter of 2021 and 6.80 million miles during the first quarter of 2022.

•Adams’ crude oil pipeline and storage segment, which was established following the purchase of the Victoria Express Pipeline System (“VEX Pipeline System”) in October 2020, further expanded its scope of operations. Pipeline throughput increased to 13,281 bpd from 7,876 bpd for the second quarter of 2021 and 10,486 bpd for the first quarter of 2022, and terminalling volumes grew to 13,704 bpd from 8,106 bpd in the second quarter of 2021 and 10,948 bpd for the first quarter of 2022.

Kevin J. Roycraft, Adams’ Chief Executive Officer, said, “We are delighted to report continued momentum through the second quarter, resulting in a strong first half of 2022 both operationally and financially. All three of our segments made important progress on their strategic initiatives designed to sustain profitability and grow their respective businesses for the long-term benefit of our shareholders. I want to thank all of our team members for their steadfast dedication to providing our customers with a safe, efficient and best-in-class service offering.”

Capital Investments and Dividends

During the second quarter of 2022, the Company spent capital of $1.1 million for tractors, trailers and other field equipment. In addition, Adams paid dividends of $1.1 million, or $0.24 per common share.

As part of Adams’ on-going capital allocation strategy, the Board of Directors has declared a quarterly cash dividend for the second quarter of 2022 of $0.24 per common share, payable on September 23, 2022, to shareholders of record as of September 9, 2022. Adams’ has consistently paid a dividend since 1994.

Outlook

Mr. Roycraft concluded, “We look forward to further executing our strategic plan to drive increased efficiencies across the entire organization. We continue to have a strong financial position, which includes a liquidity position of more than $102 million at the end of this year’s second quarter. As in the past, we will continue to leverage our significant operational expertise and financial flexibility to execute on opportunities designed to prudently grow our business. We remain laser focused on providing significant long-term value for our shareholders, demonstrated by the regular return on capital through our consistent payment of quarterly cash dividends.”

Use of Non-GAAP Financial Measures

This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net earnings (losses) and adjusted earnings (losses) per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management believes these measures are useful indicators of the financial performance of our business and uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities, earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP. Adams’ non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Adams does. The non-GAAP financial measures are defined and reconciled in the financial tables below.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is engaged in crude oil marketing, transportation, terminalling and storage and tank truck transportation of liquid chemicals and dry bulk through its subsidiaries, GulfMark Energy, Inc., Service Transport Company, Victoria Express Pipeline, LLC and GulfMark Terminals, LLC. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, and any other risk factors included in Adams’ reports filed with the Securities and Exchange Commission. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

Investor Relations Contact
Gary Guyton or Steven Hooser
Three Part Advisors
(214) 442-0016

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues:
Marketing	$962,516	$463,092	$1,710,071	$767,115
Transportation	29,534	23,497	56,224	44,732
Pipeline and storage	—	155	—	388
Total revenues	992,050	486,744	1,766,295	812,235

Costs and expenses:
Marketing	955,511	453,081	1,691,158	748,288
Transportation	23,674	19,078	44,539	36,538
Pipeline and storage	606	488	1,160	1,032
General and administrative	4,211	2,961	8,229	6,337
Depreciation and amortization	5,088	4,801	10,101	9,854
Total costs and expenses	989,090	480,409	1,755,187	802,049

Operating earnings	2,960	6,335	11,108	10,186

Other income (expense):
Interest and other income	303	62	327	196
Interest expense	(136)	(204)	(250)	(424)
Total other (expense) income, net	167	(142)	77	(228)

Earnings before income taxes	3,127	6,193	11,185	9,958
Income tax provision	(651)	(1,484)	(2,619)	(2,441)

Net earnings	$2,476	$4,709	$8,566	$7,517

Earnings per share:
Basic net earnings per common share	$0.57	$1.11	$1.96	$1.77
Diluted net earnings per common share	$0.56	$1.10	$1.95	$1.76

Dividends per common share	$0.24	$0.24	$0.48	$0.48

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$67,728	$97,825
Restricted cash	7,853	9,492
Accounts receivable, net of allowance for doubtful accounts	267,634	137,789
Accounts receivable – related party	2	2
Inventory	61,281	18,942
Derivative assets	1,501	347
Income tax receivable	—	6,424
Prepayments and other current assets	2,007	2,389
Total current assets	408,006	273,210

Property and equipment, net	84,528	88,036
Operating lease right-of-use assets, net	6,437	7,113
Intangible assets, net	2,938	3,317
Other assets	2,714	3,027
Total assets	$504,623	$374,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$289,381	$168,224
Derivative liabilities	848	324
Current portion of finance lease obligations	4,308	3,663
Current portion of operating lease liabilities	2,228	2,178
Other current liabilities	14,207	11,622
Total current liabilities	310,972	186,011
Other long-term liabilities:
Asset retirement obligations	2,406	2,376
Finance lease obligations	8,609	9,672
Operating lease liabilities	4,205	4,938
Deferred taxes and other liabilities	10,979	11,320
Total liabilities	337,171	214,317

Commitments and contingencies

Shareholders’ equity	167,452	160,386
Total liabilities and shareholders’ equity	$504,623	$374,703

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	June 30,
	2022	2021
Operating activities:
Net earnings	$8,566	$7,517
Adjustments to reconcile net earnings to net cash
(used in) provided by operating activities:
Depreciation and amortization	10,101	9,854
Gains on sales of property	(938)	(265)
Provision for doubtful accounts	(8)	(2)
Stock-based compensation expense	458	417
Deferred income taxes	(332)	(1,636)
Net change in fair value contracts	(630)	(25)
Changes in assets and liabilities:
Accounts receivable	(129,837)	(26,109)
Accounts receivable/payable, affiliates	—	(4)
Inventories	(42,339)	(10,376)
Income tax receivable	6,424	7,442
Prepayments and other current assets	382	842
Accounts payable	121,144	63,831
Accrued liabilities	2,614	1,235
Other	217	(614)
Net cash (used in) provided by operating activities	(24,178)	52,107

Investing activities:
Property and equipment additions	(4,783)	(3,602)
Proceeds from property sales	1,374	1,316
Net cash used in provided by investing activities	(3,409)	(2,286)

Financing activities:
Borrowings under Credit Agreement	30,000	8,000
Repayments under Credit Agreement	(30,000)	—
Principal repayments of finance lease obligations	(2,306)	(2,123)
Payment for financed portion of VEX acquisition	—	(10,000)
Net proceeds from sale of equity	283	—
Dividends paid on common stock	(2,126)	(2,062)
Net cash used in financing activities	(4,149)	(6,185)

(Decrease) Increase in cash and cash equivalents, including restricted cash	(31,736)	43,636
Cash and cash equivalents, including restricted cash, at beginning of period	107,317	52,065
Cash and cash equivalents, including restricted cash, at end of period	$75,581	$95,701

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Reconciliation of Adjusted Cash Flow to Net Earnings:
Net earnings	$2,476	$4,709	$8,566	$7,517
Add (subtract):
Income tax provision	651	1,484	2,619	2,441
Depreciation and amortization	5,088	4,801	10,101	9,854
Gains on sales of property	(447)	(182)	(938)	(265)
Stock-based compensation expense	263	232	458	417
Inventory liquidation gains	—	(3,650)	(7,184)	(10,593)
Inventory valuation losses	1,533	—	—	—
Net change in fair value contracts	(610)	(4)	(630)	(25)
Adjusted cash flow	$8,954	$7,390	$12,992	$9,346

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Adjusted net earnings (losses) and earnings
(losses) per common share (Non-GAAP):
Net earnings	$2,476	$4,709	$8,566	$7,517
Add (subtract):
Gains on sales of property	(447)	(182)	(938)	(265)
Stock-based compensation expense	263	232	458	417
Net change in fair value contracts	(610)	(4)	(630)	(25)
Inventory liquidation gains	—	(3,650)	(7,184)	(10,593)
Inventory valuation losses	1,533	—	—	—
Tax effect of adjustments to earnings (losses)	(155)	757	1,742	2,197
Adjusted net earnings (losses)	$3,060	$1,862	$2,014	$(752)

Adjusted earnings (losses) per common share	$0.69	$0.44	$0.46	$(0.19)

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Reconciliation of Adjusted Cash Flow to Net Cash (Used in) Provided by Operating Activities:
Net cash (used in) provided by operating activities	$(30,051)	$29,106	$(24,178)	$52,107
Add (subtract):
Income tax provision	651	1,484	2,619	2,441
Deferred income taxes	893	807	332	1,636
Provision for doubtful accounts	3	1	8	2
Inventory liquidation gains	—	(3,650)	(7,184)	(10,593)
Inventory valuation losses	1,533	—	—	—
Changes in assets and liabilities	35,925	(20,358)	41,395	(36,247)
Adjusted cash flow	$8,954	$7,390	$12,992	$9,346

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